Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), effective as of August 1, 2016, amends and restates the Employment Agreement (the “Prior Employment Agreement”) dated as of the 24th day of March, 2015 (the “Commencement Date”), by and between MACKINAC FINANCIAL CORPORATION, a Michigan corporation (the “Company”) and JESSE DEERING (the “Executive”) in its entirety.

BACKGROUND

The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to employ the Executive as an officer of the Company and its subsidiary bank, mBank (“mBank”).  The Company and the Executive desire to enter into this Agreement to set forth the terms and conditions of such employment relationship.  This Agreement shall represent the entire understanding and agreement between the parties with respect to the Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the foregoing and the terms and conditions set forth herein, the parties agree as follows:

TERMS AND CONDITIONS

1.                                      EMPLOYMENT PERIOD.  The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company, subject to the terms and conditions of this Agreement, for the period commencing on the Commencement Date and ending on the third anniversary of the Commencement Date (the “Initial Term”).  The term of this Agreement will automatically be renewed for a term of one (1) year (each, a “Renewal Term”) at the end of the Initial Term and at the end of each Renewal Term thereafter, provided that (a) the Executive notifies the Board of such renewal at least one hundred eighty (180) days prior (the “Renewal Date”) to the expiration of the Initial Term or any Renewal Term and (b) the Board does not notify the Executive of its intention not to renew this Agreement on or prior to the Renewal Date.  For purposes of this Agreement, “Employment Period” includes the Initial Term and any Renewal Term(s) thereafter.  Notwithstanding the foregoing, in the event of a Change in Control, the date the Change in Control occurs shall become the Commencement Date for all purposes thereafter, and each Change in Control thereafter shall result in a new Commencement Date on the date of the latest Change in Control.

2.                                      TERMS OF EMPLOYMENT.

(a)                                 Position and Duties.

(i)                                    During the Employment Period, the Executive shall serve as the Chief Financial Officer of the Company and mBank, and in such other position or positions with the Company and its subsidiaries as are consistent with the Executive’s position as Chief Financial Officer, and shall have such duties and responsibilities as are assigned to the Executive by the Board.  The Executive agrees to serve as a member of the Board, if elected to serve in such position during the Employment Period.

(ii)                                During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote full business time, energy, skills and attention to the business and affairs of the Company, to discharge the responsibilities assigned to the Executive hereunder, and to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities.  During the Employment Period it shall not be a violation of this Agreement for the Executive to: (A) serve on corporate, civic or charitable boards or committees; (B) deliver lectures, fulfill speaking engagements or teach at educational institutions; and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement.

(b)                                 Compensation.

(i)                                    Base Salary.  During the Employment Period, the Executive shall receive an annual base salary at least equal to One Hundred Seventy-Six Thousand Three Hundred Thirty-Three Dollars ($176,333.00) (the “Annual Base Salary”), which shall be paid in accordance with the Company’s normal payroll practices for senior executive officers of the Company as in effect from time to time.  During the Employment Period, the Compensation Committee of the Board (the “Compensation Committee”) will review the Annual Base Salary at least annually.  Any increase in the Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement.  The Annual Base Salary shall not be reduced after any such increase (unless otherwise agreed to by the Executive) and the term “Annual Base Salary” as utilized in this Agreement shall refer to the Annual Base Salary as so increased or adjusted.

(ii)                                Annual Bonus.  In addition to the Annual Base Salary, for each fiscal year ending during the Employment Period, the Executive shall be eligible for an annual cash bonus, as determined by the Compensation Committee (the “Annual Bonus”).  Each such Annual Bonus awarded to the Executive shall be paid, unless the Company’s audit has been delayed, on the date the Company’s independent registered public accounting firm signs its audit report on the Company’s financial statements for the year for which the Annual Bonus is awarded.

(iii)                            Long-Term Incentive Compensation.  During the Employment Period, the Executive shall be entitled to participate in any stock option, performance share, performance unit or other equity based long-term incentive compensation plan, program or arrangement (the “Plans”) generally made available to senior executive officers of the Company, on substantially the same terms and conditions as generally apply to such other officers, except that the size of the awards made to the Executive shall reflect the Executive’s position with the Company and the Board’s views.

(iv)                             Welfare Benefit Plans.  During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in, and shall receive all benefits under, welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent available generally or to other senior executive officers of the Company.

(v)                                 Expenses.  During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the plans, practices, policies and programs of the Company, as approved by the Board.

(vi)                             Relocation.  If the Executive is directed by the Company to relocate the Executive’s principal office to a location twenty-five (25) miles or more from Birmingham, Michigan (the “Relocation Directive”): (A) the Company shall pay the Executive’s reasonable relocation costs; and (B) if requested by the Executive, within sixty (60) days of the Relocation Directive, the Company shall purchase the Executive’s principal residence for its appraised fair market value and otherwise cover all costs associated with such purchase, including, without limitation, the cost of such appraisal; provided, however, that in the event the Executive requests the Company to purchase the Executive’s principal residence, the Executive will not be entitled to terminate the Executive’s employment for Good Reason resulting from such Relocation Directive.

(vii)                         Vacation.  During the Employment Period, the Executive shall be eligible for participation in, and shall receive all benefits under, vacation programs provided by the Company and its affiliated companies to the extent available generally or to other senior executive officers of the Company.

(c)                                  Recoupment of Unearned Incentive Compensation.  Unless otherwise waived by the Company, if the Board, or an appropriate committee thereof, determines that any fraud, gross negligence, or intentional misconduct by the Executive is a significant contributing factor to the Company having to restate all or a portion of its financial statements, the Board or committee may require reimbursement of any bonus or incentive compensation paid to the Executive if and to the extent that (i) the amount of incentive compensation was calculated based upon the achievement of certain financial results that were subsequently reduced due to a restatement, (ii) the Executive engaged in any fraud or misconduct that caused or significantly contributed to the need for the restatement, and (iii) the amount of the bonus or incentive compensation that would have been awarded to the Executive had the financial results been properly reported would have been lower than the amount actually awarded.

3.                                      TERMINATION OF EMPLOYMENT.

(a)                                 Notwithstanding Section 1, the Employment Period shall end upon the earliest to occur of (i) the Executive’s death, (ii) a Termination due to Disability, (iii) a Termination for Cause, (iv) the Termination Date specified in connection with any exercise by the Company of its Termination Right or (v) a Termination for Good Reason.  If the Employment Period terminates as of a date specified under this Section 3, the Executive agrees that, upon written request from the Company, the Executive shall resign from any and all positions the Executive holds with the Company and any of its subsidiaries and affiliates, effective immediately following receipt of such request from the Company (or at such later date as the Company may specify).

(b)                                 This Agreement may be terminated by the Executive at any time upon sixty (60) days prior written notice to the Company or upon such shorter period as may be agreed upon between the Executive and the Board.  In the event of such termination, the Company shall be obligated only to continue to pay the Executive’s salary and provide other benefits provided by this Agreement up to the date of such termination.

(c)                                  Benefits Payable Under Termination.

(i)                                    In the event of the Executive’s death during the Employment Period or a Termination due to Disability, the Company shall provide the Executive or the Executive’s beneficiaries or legal representatives with the Unconditional Entitlements, including, but not limited to, any such Unconditional Entitlements that are or become payable under any Company plan, policy, practice or program or any contract or agreement with the Company by reason of the Executive’s death or Termination due to Disability.

(ii)                                In the event of the Executive’s Termination for Cause, the Company shall provide the Executive with the Unconditional Entitlements.

(iii)                            In the event of a Termination for Good Reason or the exercise by the Company of its Termination Right, the Company shall provide the Executive with: (A) the Unconditional Entitlements; and (B) the Conditional Benefits, provided that the Executive delivers to the Company and does not revoke a general release of claims in favor of the Company, mBank and certain related parties in substantially the form attached hereto as EXHIBIT A. Such release shall be executed and delivered by the Executive within thirty (30) days following the Termination Date, and may be revoked by the Executive within seven (7) days following delivery of such release (the “Effective Release Date”). In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of employment by a subsequent employer.

(d)                                 Unconditional Entitlements.  For purposes of this Agreement, the “Unconditional Entitlements” to which the Executive may become entitled under Section 3(c) are as follows:

(i)                                    Earned Amounts.  The Earned Compensation shall be paid within thirty (30) days following the termination of the Executive’s employment hereunder, or if any part thereof constitutes a bonus which is subject to or conditioned upon any performance conditions, within thirty (30) days following the determination that such conditions have been met, provided that in no event shall the bonus be paid later than ninety (90) days following the Executive’s termination of employment.

(ii)                                Benefits.  All benefits payable to the Executive under any employee benefit plans (including, without limitation any pension plans or 401(k) plans) of the Company or any of its affiliates applicable to the Executive at the time of termination of the Executive’s employment with the Company and all amounts and benefits (other than the Conditional Benefits) which are vested or which the Executive is otherwise entitled to receive under the terms of or in accordance with any plan, policy, practice or program of, or any contract or agreement with, the Company, at or subsequent to the date of the Executive’s termination without regard to the performance by the Executive of further services or the resolution of a contingency, shall be paid or provided in accordance with and subject to the terms and provisions of such plans, it being understood that all such benefits shall be determined on the basis of the actual date of termination of the Executive’s employment with the Company.

(iii)                            Indemnities.  Any right which the Executive may have to claim a defense and/or indemnity for liabilities to or claims asserted by third parties in connection with the Executive’s activities as an officer, director or employee of the Company shall be unaffected by the Executive’s termination of employment and shall remain in effect in accordance with its terms.

(iv)                             Medical Coverage.  The Executive shall be entitled to such continuation of health care coverage as is required under, and in accordance with, applicable law or otherwise provided in accordance with the Company’s policies.  The Executive shall be notified in writing of the Executive’s rights to continue such coverage after the termination of the Executive’s employment pursuant to this Section 3(d)(iv), provided that the Executive timely complies with the conditions to continue such coverage.  The Executive understands and acknowledges that the Executive is responsible to make all payments required for any such continued health care coverage that the Executive may choose to receive.

(v)                                 Business Expenses.  The Executive shall be entitled to reimbursement, in accordance with the Company’s policies regarding expense reimbursement as in effect from time to time, for all business expenses incurred by the Executive prior to the date of termination of the Executive’s employment.

(vi)                             Stock Options/Equity Awards.  Except to the extent additional rights are provided upon the Executive’s qualifying to receive the Conditional Benefits, the Executive’s rights with respect to any stock options and/or other equity awards granted to the Executive by the Company shall be governed by the terms and provisions of the plans (including plan rules) and award agreements pursuant to which such stock options and equity awards were awarded, as in effect at the date of termination of the Executive’s employment.

(e)                                  Conditional Benefits.  For purposes of this Agreement, the “Conditional Benefits” to which the Executive may become entitled are as follows:

(i)                                    Severance Amount.  The Company shall pay the Executive a lump sum amount equal to the Severance Amount on the Effective Release Date.

(ii)                                Stock Options.  All of the Executive’s stock options shall fully and immediately vest and become exercisable.  Once exercisable, all stock options shall remain exercisable until the stock option termination date.  All of the Executive’s stock options that were vested and exercisable or become vested and exercisable at the Termination Date shall remain exercisable until the expiration date of such stock options.  Except as otherwise expressly provided herein, all stock options shall continue to be subject to the Original Stock Option Award Documents.

(iii)                            Equity Awards.  Any restrictive stock or other equity award subject to vesting shall fully and immediately vest to the extent not already vested.  Except as otherwise expressly provided herein, all such restricted stock or other equity awards shall be subject to, and administered in accordance with, the Original Award Documents.

(iv)                             Pro-Rated Current Year Bonus.  The Company shall pay the Executive a pro rata annual bonus for the year in which the Termination Date occurs, determined on the basis of an assumed full-year target bonus (as determined by the Compensation Committee of the Board) and the number of days in the applicable fiscal year occurring on or before the Termination Date.  Such pro-rata current year bonus shall be paid no later than the later of (A) two and a half (2 ½) months after the end of the Executive’s tax year in which the Termination Date occurs and (B) two and a half (2 ½) months after the end of the Company’s tax year in which the Termination Date occurs.

(v)                                 Health Benefit Coverage.  The Executive shall be entitled to participate in the Company’s health care benefit plan at the Company’s expense for an eighteen (18)-month period after the Termination Date or, in the event such participation is not permitted, a cash payment equal to the value of the benefit excluded payable in monthly installments over such eighteen (18)-month period; provided, however, that in the event the Executive obtains other employment and is eligible to participate in the health plan of the Executive’s new employer, any benefits provided under the Company’s health benefit plan shall be secondary to the benefits provided under the health benefit plan of the Executive’s new employer.

(vi)                             Additional Distribution Rules.  Notwithstanding any other payment date or schedule provided in this Agreement to the contrary, if the Executive is deemed on the date of termination of the Executive’s employment to be a “specified employee” within the meaning of that term under Section 409A of the Code and the regulations thereunder (“Section 409A”), then each of the following shall apply:

(A)                               With regard to any payment that is considered “nonqualified deferred compensation” under Section 409A payable on account of and within six (6) months after a “separation from service” (within the meaning of Section 409A and as provided in Section 3(h) of this Agreement), such payment shall instead be made on the date which is the earlier of (1) the expiration of the six (6)-month period measured from the date of the Executive’s “separation from service,” and (2) the date of the Executive’s death (the “Delay Period”) to the extent required under Section 409A.  Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 3(e)(vi) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to the Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein; and

(B)                               To the extent that benefits to be provided during the Delay Period are considered “nonqualified deferred compensation” under Section 409A provided on account of a “separation from service,” the Executive shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse the Executive, to the extent that such costs would otherwise have been paid or reimbursed by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to the Executive, for the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be paid, reimbursed or provided by the Company in accordance with the procedures specified herein.

The foregoing provisions of this Section 3(e)(vi) shall not apply to any payments or benefits that are excluded from the definition of “nonqualified deferred compensation” under Section 409A, including, without limitation, payments excluded from the definition of “nonqualified deferred compensation” on account of being separation pay due to an involuntary separation from service under Treasury Regulation 1.409A-1(b)(9)(iii).

(f)                                   Definitions.  For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

(i)                                    “Affiliate” means any corporation, partnership, limited liability company, trust or other entity which directly, or indirectly through one or more intermediaries, controls, is under common control with, or is controlled by, the Company.

(ii)                                “Change in Control” means the first occurrence of any of the following:

(A)                               any Person acquires “beneficial ownership” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of securities of the Company representing forty percent (40%) or more of the combined Voting Power of the Company’s securities;

(B)                               within any twenty-four (24)-month period, the persons who were directors of the Company at the beginning of such period (the “Incumbent Directors”) cease to constitute at least a majority of the Board or the board of directors of any successor to the Company; provided that any director elected or nominated for election to the Board by a majority of the Incumbent Directors still in office shall be deemed to be an Incumbent Director for purposes of this subclause 3(f)(ii)(B);

(C)                               the effective date of the consummation of any merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Event”), if immediately following the consummation of such Corporate Event those Persons who were shareholders of the Company immediately prior to such Corporate Event do not hold, directly or indirectly, a majority of the Voting Power, in substantially the same proportion as prior to such Corporate Event, of (1) in the case of a merger or consolidation, the surviving or resulting corporation or (2) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the relevant Corporate Event, holds more than forty percent (40%) of the consolidated assets of the Company immediately prior to such Corporate Event;

(D)                               the approval by the shareholders of the Company of a plan of liquidation with respect to the Company; or

(E)                               the occurrence of any other event which the Board declares to be a Change in Control.

(iii)                            “Code” means the Internal Revenue Code of 1986, as amended.

(iv)                             “Earned Compensation” means the sum of: (A) any Annual Base Salary earned, but unpaid, for services rendered to the Company on or prior to the date on which the Employment Period ends pursuant to Section 3(a) (but excluding any salary and interest accrued thereon, the payment of which has been deferred); and (B) if the Executive’s employment terminates due to the Executive’s death or in a Termination due to Disability or a Termination for Good Reason or due to the Company’s exercise of its Termination Right, in any case, after the end of a fiscal year, but before the Annual Bonus payable for services rendered in such fiscal year has been paid, the Annual Bonus that would have been payable to the Executive for such completed fiscal year in accordance with Section 2(b)(ii).

(v)                                 “Original Stock Option Award Documents” means, with respect to any stock option, the terms and provisions of the award agreement and plan pursuant to which such stock option was granted, each as in effect on the Termination Date.

(vi)                             “Original Award Documents” means, with respect to any restricted stock or other equity award, the terms and provisions of the award agreement related to, and the plan governing, such restricted stock or other equity award, each as in effect on the Termination Date.

(vii)                         “Person” shall have the same meaning as ascribed to such term in Section 3(a)(9) of the Exchange Act, as supplemented by Section 13(d)(3) of the Exchange Act, and shall include any group (within the meaning of Rule 13d-5(b) under the Exchange Act); provided that Person shall not include (A) the Company or any of its Affiliates, or (B) any employee benefit plan (including an employee stock ownership plan) sponsored by the Company or any of its Affiliates.

(viii)                     “Severance Amount” means an amount equal to the aggregate Annual Base Salary which would have been earned by the Executive under this Agreement (including any scheduled increase therein) for the eighteen (18)-month period commencing on the day after the Termination Date.

(ix)                             “Termination for Cause” means a termination of the Executive’s employment by the Company due to the Executive’s (A) gross negligence, (B) gross misconduct, (C) willful nonfeasance or (D) willful material breach of this Agreement (each of (A), (B), (C) and (D), “Cause”), which termination may be effected (y) immediately upon notice from the Company if the Company shall reasonably and in good faith determine that the conduct or cause specified in such notice is not curable (it being understood that such notice shall describe in reasonable detail the conduct or cause giving rise to such notice and shall state the reason(s) why the Company has determined that such conduct or cause is not curable); or (z) upon twenty (20) business days notice from the Company, if the Company shall reasonably and in good faith determine that the conduct or cause specified in such notice is curable (it being understood that such notice shall describe in reasonable detail the conduct or cause giving rise to such notice and shall state the reason(s) why the Company has determined that such conduct or cause is curable and what steps the Company believes should or could be taken to cure such conduct or cause).

(x)                                 “Termination Date” means the earlier to occur of (A) the date the Company specifies in writing to the Executive in connection with the exercise of its Termination Right or (B) the date the Executive specifies in writing to the Company in connection with any notice to effect a Termination for Good Reason.

(xi)                             “Termination due to Disability” means a termination of the Executive’s employment by the Company because the Executive has been incapable, after reasonable accommodation, of substantially fulfilling the positions, duties, responsibilities and obligations set forth in this Agreement because of physical, mental or emotional incapacity resulting from injury, sickness or disease for a period of (A) six (6) consecutive months or (B) an aggregate of nine (9) months (whether or not consecutive) in any twelve (12)-month period.  Any question as to the existence, extent or potentiality of the Executive’s disability shall be determined by a qualified physician selected by the Company with the consent of the Executive, which consent shall not be unreasonably withheld.  The Executive or the Executive’s legal representatives or any adult member of the Executive’s immediate family shall have the right to present to such physician such information and arguments as to the Executive’s disability as he, she or they deem appropriate, including the opinion of the Executive’s personal physician.

(xii)                         “Termination for Good Reason” means a termination of the Executive’s employment by the Executive within thirty (30) days of the Company’s failure to cure, in accordance with the procedures set forth below, any of the following events (each, “Good Reason”): (A) a reduction in any of the Executive’s compensation rights hereunder (that is, the Annual Base Salary), it being understood that any reduction in the Annual Base Salary agreed to by the Executive would not be a reduction in such compensation rights; (B) the removal of the Executive by the Company from the position of Chief Financial Officer; (C) a material reduction in the Executive’s duties and responsibilities as in effect immediately prior to such reduction; (D) the relocation of the Executive’s principal office to a location that is more than fifty (50) miles outside of Birmingham, Michigan; or (E) a material breach of any material provision of this Agreement by the Company.  Notwithstanding the foregoing, a termination shall not be treated as a Termination for Good Reason (y) if the Executive shall have consented in writing to the occurrence of the event giving rise to the claim of Termination for Good Reason, or (z) unless the Executive shall have delivered a written notice to the Board within forty-five (45) days of the Executive’s having actual knowledge of the occurrence of one of such events stating that the Executive intends to terminate the Executive’s employment for Good Reason and specifying the factual basis for such termination, and such event, if capable of being cured, shall not have been cured within twenty-one (21) days of the Company’s receipt of such notice.

(xiii)       “Termination Right” means the right of the Company, in its sole, absolute and unfettered discretion, to terminate the Executive’s employment under this Agreement for any reason or no reason whatsoever.  For the avoidance of doubt, any Termination for Cause effected by the Company shall not constitute exercise of its Termination Right.

(xiv)       “Voting Power” means such number of Voting Securities as shall enable the holders thereof to cast all the votes which could be cast in an annual election of directors of a company.

(xv)         “Voting Securities” means all securities entitling the holders thereof to vote in an annual election of directors of a company.

(g)           Conflict with Plans.  As permitted under the terms of the applicable Plans, the Company and the Executive agree that the definitions of Termination for Cause or Termination for Good Reason set forth in this Section 3 shall apply in place of any similar definition or comparable concept applicable under either of the Plans (or any similar definition in any successor plan).

(h)           Section 409A.  It is intended that payments and benefits under this Agreement either be excluded from or comply with the requirements of Section 409A and the guidance issued thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted consistent with such intent.  In the event that any provision of this Agreement is subject to but fails to comply with Section 409A, the Company may revise the terms of the provision to correct such noncompliance to the extent permitted under any guidance, procedure or other method promulgated by the Internal Revenue Service now or in the future or otherwise available that provides for such correction as a means to avoid or mitigate any taxes, interest or penalties that would otherwise be incurred by the Executive on account of such noncompliance.  Provided, however, that in no event whatsoever shall the Company be liable for any additional tax, interest or penalty imposed upon or other detriment suffered by the Executive under Section 409A or damages for failing to comply with Section 409A.  Solely for purposes of determining the time and form of payments due the Executive under this Agreement (including any payments due under Sections 3(c) or 5) or otherwise in connection with the Executive’s termination of employment with the Company, the Executive shall not be deemed to have incurred a termination of employment unless and until the Executive shall incur a “separation from service” within the meaning of Section 409A.  The parties agree, as permitted in accordance with the final regulations thereunder, a “separation from service” shall occur when the Executive and the Company reasonably anticipate that the Executive’s level of bona fide services for the Company (whether as an employee or an independent contractor) will permanently decrease to no more than forty percent (40%) of the average level of bona fide services performed by the Executive for the Company over the immediately preceding thirty-six (36) months.  The determination of whether and when a separation from service has occurred shall be made in accordance with this subparagraph and in a manner consistent with Treasury Regulation Section 1.409A-1(h).  All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that: (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.  For purposes of Section 409A, the Executive’s right to any installment payment under this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ninety (90) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

4.             EXECUTIVE REMEDY.  The Executive shall be under no obligation to seek other employment or other engagement of the Executive’s services.  The Executive acknowledges and agrees that the payment and rights provided under Section 3 are fair and reasonable, and are the Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, for termination of the Executive’s employment by the Company upon exercise of its Termination Right pursuant to this Agreement or upon a Termination for Good Reason.

5.             ADDITIONAL PAYMENTS FOLLOWING A CHANGE IN CONTROL.

(a)           If, during the Employment Period, the Company shall terminate the Executive’s employment other than due to the Executive’s death, a Termination for Cause, a Termination due to Disability or if the Executive shall effect a Termination for Good Reason in any case either (x) within two (2) years after a Change in Control or (y) within six (6) months before a Change in Control in contemplation of such Change in Control and with the purpose of avoiding the effect of this Agreement had such termination occurred after such Change in Control:

(i)            the Company shall pay to the Executive, in a lump sum in cash within thirty (30) days after the date of termination, the aggregate of the following amounts:

(A)          the Unconditional Entitlements; and

(B)          an amount equal to the product of two (2) times the Annual Base Salary.

(ii)           the Company shall provide the Executive the Conditional Benefits minus the Severance Amount and the pro-rated current year bonus.

(b)           In the event that the aggregate of all payments or benefits made or provided to the Executive under this Agreement and under all other plans, programs or arrangements of the Company (the “Aggregate Payment”) constitutes a parachute payment, as such term is defined in Section 280G(b)(2) of the Code (a “Parachute Payment”), such payments and benefits shall be reduced or eliminated, as determined by the Company, in the following order:  (i) any cash payments, (ii) any taxable benefits, (iii) any nontaxable benefits, and (iv) any vesting or accelerated delivery of equity awards, in each case in reverse order beginning with the payments or benefits that are to be paid the farthest in time from the date that triggers the applicable excise tax, until the amount of the remaining Aggregate Payment is one dollar less than the amount that would constitute a Parachute Payment.  The determination of whether the Aggregate Payment constitutes a Parachute Payment and, if so, the amount to be paid to the Executive and the time of payment pursuant to this Section 5(b) shall be made by an independent accounting firm (the “Accounting Firm”) selected by the Company prior to the Change in Control.  The Accounting Firm shall be a nationally recognized United States public accounting firm which has not, during the two (2) years preceding the date of its selection, acted in any way on behalf of (y) the Company or any affiliate thereof or (z) the Executive.  The covenants set forth in Sections 6 through 8 have substantial value to the Company and a portion of the Aggregate Payment made to the Executive under this Agreement is in consideration of such services.  For purposes of calculating any Parachute Payment, the Accounting Firm will consider the fair market value of such covenants in determining the amount of the Aggregate Payment that shall not be considered part of a Parachute Payment.

(c)           The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.  The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus, in each case, interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.

6.             CONFIDENTIALITY.

(a)           Confidentiality.  Without the prior written consent of the Company, except (y) as reasonably necessary in the course of carrying out the Executive’s duties hereunder or (z) to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, the Executive shall not disclose any Confidential Information unless such Confidential Information has been previously disclosed to the public by the Company or has otherwise become available to the public (other than by reason of the Executive’s breach of this Section 6(a)).  The term “Confidential Information” shall include, but shall not be limited to: (i) the identities of the existing and prospective customers or clients of the Company and its Affiliates, including names, addresses, credit status, and pricing levels; (ii) the buying and selling habits and customs of existing and prospective customers or clients of the Company and its Affiliates; (iii) financial information about the Company and its

Affiliates; (iv) product and systems specifications, concepts for new or improved products and other product or systems data; (v) the identities of, and special skills possessed by, employees of the Company and its Affiliates; (vi) the identities of and pricing information about the suppliers and vendors of the Company and its Affiliates; (vii) training programs developed by the Company or its Affiliates; (viii) pricing studies, information and analyses; (ix) current and prospective products and inventories; (x) financial models, business projections and market studies; (xi) the financial results and business conditions of the Company and its Affiliates; (xii) business plans and strategies of the Company and its Affiliates; (xiii) special processes, procedures, and services of suppliers and vendors of the Company and its Affiliates; and (xiv) computer programs and software developed by the Company or its Affiliates.

(b)           Company Property.  Promptly following the Executive’s termination of employment, the Executive shall return to the Company all property of the Company, and all copies thereof in the Executive’s possession or under the Executive’s control, except that the Executive may retain the Executive’s personal notes, diaries, rolodexes, mobile devices, calendars and correspondence of a personal nature.

7.             NONCOMPETITION.  Notwithstanding anything to the contrary contained elsewhere in this Agreement, in view of the Executive’s importance to the success of the Company and mBank, the Executive and the Company agree that the Company and mBank would likely suffer significant harm from the Executive’s competing with the Company or mBank during the Executive’s term of employment and for some period of time thereafter. Accordingly, the Executive agrees that the Executive shall not engage in competitive activities while employed by the Company or mBank and, in the event the Executive’s employment is terminated without Good Reason by the Executive or with or without Cause by the Company pursuant to this Agreement, during the Restricted Period.  The Executive shall be deemed to engage in competitive activities if the Executive shall, without the prior written consent of the Company, (a) within a twenty-five (25) mile radius of the main office or any branch office of mBank, render services directly or indirectly, as an employee, officer, director, partner, or otherwise, for any organization or enterprise which competes directly or indirectly with the business of the Company or any of its affiliates in providing financial products or services (including, without limitation, banking, insurance or securities products or services) to consumers and businesses, or (b) directly or indirectly acquire any financial or beneficial interest in (except as provided in the next sentence) any organization which conducts or is otherwise engaged in a business or enterprise within a twenty-five (25) mile radius of the main office or any branch office of mBank, which competes directly or indirectly with the business of the Company or mBank or any of their affiliates in providing financial products or services (including, without limitation, banking, insurance or securities products or services) to consumers and businesses. Notwithstanding the preceding sentence, the Executive shall not be prohibited from owning less than five percent (5%) of any publicly traded corporation whether or not such corporation is in competition with the Company. For purposes hereof, the term “Restricted Period” shall equal eighteen (18) months from the date of termination.

8.             NON-SOLICITATION.  For a period of eighteen (18) months following the date of termination of employment, the Executive shall not, directly or indirectly, for or on behalf of either the Executive or any other financial institution:  (a) induce or attempt to induce any employee of the Company or mBank to leave the employ of the Company or mBank; (b) in any way interfere with the relationship between the Company or mBank and any employee of the Company or mBank; (c) employ, or otherwise engage as an employee, independent contractor or otherwise, any employee of the Company or mBank; or (d) induce or attempt to induce any customer, supplier, licensee, or business relation of the Company or mBank to cease doing business with the Company or mBank or in any way interfere with a relationship between the Company or mBank and any customer, supplier, licensee or business relation of the Company or mBank.

9.             SUCCESSORS.

(a)           This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)           This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and any party acting in the form of a receiver or trustee capacity.

(c)           The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

10.          REGULATORY PROVISIONS.

(a)           If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Company’s or mBank’s affairs pursuant to notice (the “FDIA Notice”) served under Section 8(e)(3) or Section 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. §§1818(e)(3) and 1818(g)(1)) (the “FDIA”), the Company’s obligations under this Agreement will be suspended as of the date of service of the FDIA Notice, unless stayed by appropriate proceedings.

(b)           If the charges in the FDIA Notice are dismissed, the Company may, in its discretion:  (i) pay the Executive all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(c)           If the Executive is removed from office and/or permanently prohibited from participating in the conduct of the Company’s or mBank’s affairs by an order issued under Section 8(e)(4) or Section 8(g)(1) of the FDIA (12 U.S.C. §§1818(e)(4) and (g)(1)), all obligations of the Company under this Agreement will terminate as of the effective date of the order, but vested rights of the Executive and the Company as of the date of termination will not be affected.

(d)           If the Company or mBank is in default, as defined in Section 3(x)(1) of the FDIA (12 U.S.C. §1813(x)(1)), all obligations under this Agreement will terminate as of the date of default, but vested rights of the Executive and the Company as of the date of default will not be affected.

(e)           Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon such payments’ compliance with Section 18(k) of the FDIA (12 U.S.C. §1828(k)) and 12 C.F.R. Part 359.

11.          MISCELLANEOUS.

(a)           This Agreement shall be construed in accordance with, and governed by, the laws of the State of Michigan, without regard to the conflicts of law rules of such state. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the courts of the State of Michigan or any federal court with subject matter jurisdiction located in the Western District of Michigan (and any appeals court therefrom) in the event any dispute arises out of this Agreement or any transaction contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or any transaction contemplated hereby in any court other than such courts.

(b)           The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(c)           All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Jesse Deering
[address]
[address]

If to the Company:	Mackinac Financial Corporation
Attention: Lead Director of the Board of Directors
130 S Cedar Street
Manistique, MI 49854-0369

with a copy to:	Honigman Miller Schwartz and Cohn LLP
Attention: Phillip D. Torrence, Esq.
350 East Michigan Avenue, Suite 300
Kalamazoo, MI 49007-3800

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(d)           The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(e)           The Company hereby agrees to indemnify the Executive and hold the Executive harmless to the extent provided under the Articles of Incorporation and the By-Laws of the Company, as each may be amended from time to time, and the Indemnification Agreement between the Company and the Executive, as it may be amended from time to time, against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from the Executive’s good faith performance of the Executive’s duties and obligations with the Company. This obligation shall survive the Employment Period. Notwithstanding the foregoing, the Executive’s right to indemnification pursuant to this Section 11(e) shall be made ineffective as necessary to ensure compliance with 12 C.F.R. Part 359.

(f)            From and after the Commencement Date, the Company shall cover the Executive under directors’ and officers’ liability insurance both during and, while potential liability exists, after the Employment Period in the same amount and to the same extent as the Company covers its other executive officers and directors.

(g)           The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(h)           The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the executive to effect a Termination for Good Reason shall not be deemed to be a waiver of such provision of right or any other provision or right of this Agreement.

(i)            This Agreement, and all agreements, documents, instruments, schedules, exhibits or certificates prepared in connection herewith, represent the entire understanding and agreement between the parties with respect to the subject matter hereof, supersede all prior agreements or negotiations between such parties, including, without limitation, the Prior Employment Agreement, and may be amended, supplemented or changed only by an agreement in writing which makes specific reference to this Agreement or the agreement or document delivered pursuant hereto, as the case may be, and which is signed by the party against whom enforcement of any such amendment, supplement or modification is sought.

SIGNATURES ON THE FOLLOWING PAGE

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first above written.

THE EXECUTIVE:	THE COMPANY:

MACKINAC FINANCIAL CORPORATION

/s/ Jesse Deering	By:	/s/ Paul D. Tobias
JESSE DEERING	Name:	Paul D. Tobias
	Title:	CEO and Chairman

SIGNATURE PAGE TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

EXHIBIT A

FORM OF WAIVER AND RELEASE

PLEASE READ THIS WAIVER AND RELEASE CAREFULLY. IT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS UP TO AND INCLUDING THE DATE THAT THIS AGREEMENT AND RELEASE IS EXECUTED BY THE COMPANY AND THE EXECUTIVE.

1.             For and in consideration of the payments and other benefits due to [Name] (the “Executive”) pursuant to that certain Employment Agreement (the “Employment Agreement”) dated                (the “Effective Date”), by and between MACKINAC FINANCIAL CORPORATION, a Michigan corporation (the “Company”), and the Executive, and for other good and valuable consideration, including the mutual promises made herein, the Executive and the Company irrevocably and unconditionally release and forever discharge each other and each and all of their present and former officers, agents, directors, managers, employees, representatives, affiliates, shareholders, members, and each of their successors and assigns, and all persons acting by, through, under or in concert with it, and in each case individually and in their official capacities (collectively, the “Released Parties”), from any and all charges, complaints, grievances, claims and liabilities of any kind or nature whatsoever, known or unknown, suspected or unsuspected (hereinafter referred to as “claim” or “claims”) which either party at any time heretofore had or claimed to have or which either party may have or claim to have regarding events that have occurred up to and including the date of the execution of this Release, including, without limitation, any and all claims related, in any manner, to the Executive’s employment or the termination thereof. In particular, each party understands and agrees that the parties’ release includes, without limitation, all matters arising under any federal, state, or local law, including civil rights laws and regulations prohibiting employment discrimination on the basis of race, color, religion, age, sex, national origin, ancestry, disability, medical condition, veteran status, marital status and sexual orientation, or any other characteristic protected by federal, state or local law including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act of 1990, as amended, the Americans with Disabilities Act, the Rehabilitation Act, the Occupational Safety and Health Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, as amended (except as to vested retirement benefits, if any), the Worker Adjustment and Retraining Notification Act, federal and state wage and hour laws, or any common law, public policy, contract (whether oral or written, express or implied) or tort law, or any other federal, state or local law, regulation, ordinance or rule having any bearing whatsoever.

2.             The Executive must sign and return this Release to the Company on or before the thirtieth (30th) day following the Termination Date (as defined in the Employment Agreement). The Executive can revoke this Release on or before the seventh (7th) day following the date of delivery of this Release to the Company, by sending written notification of the Executive’s intent to revoke this Release to the Company.  This Release shall not become effective or enforceable until the seven (7)-day revocation period has expired.  All correspondence pursuant to this Section 2 must be sent to the attention of the

EXHIBIT A - 1

Corporate Secretary at 130 S Cedar Street, Manistique, MI  49854-0369 by personal delivery or guaranteed overnight delivery.

3.             The Executive and the Company acknowledge that they may have sustained losses that are currently unknown or unsuspected, and that such damages or losses could give rise to additional causes of action, claims, demands and debts in the future. Nevertheless, the Executive and the Company each acknowledge that this Release has been agreed upon in light of this realization and, being fully aware of this situation, the Executive and the Company nevertheless intend to release each other from any and all such unknown claims, including damages which are unknown or unanticipated. The parties understand the word “claims” to include all actions, claims, and grievances, whether actual or potential, known or unknown, and specifically but not exclusively all claims arising out of the Executive’s employment and the termination thereof. All such “claims” (including related attorneys’ fees and costs) are forever barred by this Release and without regard to whether those claims are based on any alleged breach of a duty arising in a statute, contract, or tort; any alleged unlawful act, including, without limitation, age discrimination; any other claim or cause of action; and regardless of the forum in which it might be brought.

4.             Notwithstanding anything else herein to the contrary, this Release shall not affect, and the Executive and the Company, as applicable, do not waive or release: (a) rights to indemnification the Executive may have under (i) applicable law, (ii) any other agreement between the Executive and a Released Party and (iii) as an insured under any director’s and officer’s liability or other insurance policy now or previously in force; (b) any right the Executive may have to obtain contribution in the event of the entry of judgment against the Executive as a result of any act or failure to act for which both the Executive and any of the Company or its affiliates or subsidiaries (collectively, the “Affiliated Entities”) are or may be jointly responsible; (c) the Executive’s rights to benefits and payments under any stock options, restricted stock, restricted stock units or other incentive plans or under any retirement plan, welfare benefit plan or other benefit or deferred compensation plan, all of which shall remain in effect in accordance with the terms and provisions of such benefit and/or incentive plans and any agreements under which such stock options, restricted shares, restricted stock units or other awards or incentives were granted or benefits were made available; (d) the Executive’s rights as a shareholder of any of the Affiliated Entities; (e) any obligations of the Affiliated Entities under the Employment Agreement; (f) any clawback required pursuant to restrictions on compensation for employees of financial institutions; (g) any claims brought by the Federal Deposit Insurance Corporation as receiver or conservator of the Company or its subsidiary mBank that have not been released or waived by the Company; (h) claims for improper self-dealing; improper distributions and other limitations imposed by applicable law; (i) any finally and judicially determined, knowing violation of the law by the Executive that has a material and adverse impact on the Company; (j) any fraud or other intentional misconduct by the Executive that has a material and adverse impact on the Company; (k) any material violation of any confidentiality, nonsolicitation or noncompetition agreement or provision executed by the Executive; or (l) any other claim not subject to release by operation of law.

5.             The Executive acknowledges and agrees that the Executive: (a) has been given at least twenty-one (21) days within which to consider this Release and its ramifications and discuss the terms of this Release with the Company before executing it (and that any

EXHIBIT A - 2

modification of this Release, whether material or immaterial, will not restart or change the original twenty-one (21)-day consideration period) and the Executive fully understands that by signing below the Executive is voluntarily giving up any right which the Executive may have to sue or bring any other claims against the Released Parties; (b) has been given seven (7) days after delivering this Release to the Company to revoke this Release; (c) has been advised to consult legal counsel regarding the terms of this Release; (d) has carefully read and fully understands all of the provisions of this Release; (e) knowingly and voluntarily agrees to all of the terms set forth in this Release; and (f) knowingly and voluntarily intends to be legally bound by the same. The Executive also understands that, notwithstanding anything in this Release to the contrary, nothing in this Release shall be construed to prohibit the Executive from (y) filing a charge or complaint with the Equal Employment Opportunity Commission or any other federal, state or local administrative or regulatory agency, or (z) participating in any investigation or proceedings conducted by the Equal Employment Opportunity Commission or any other federal, state or local administrative or regulatory agency; however, the Executive expressly waives the right to any relief of any kind in the event that the Equal Employment Opportunity Commission or any other federal, state or local administrative or regulatory agency pursues any claim on the Executive’s behalf.

6.             This Release is final and binding and may not be changed or modified except in a writing signed by both parties.

SIGNATURE ON THE FOLLOWING PAGE

EXHIBIT A - 3

IN WITNESS WHEREOF, the Executive has executed this Release as of the date set forth below.

Date	JESSE DEERING

EXHIBIT A - 4